As filed with the Securities and Exchange Commission on July 15, 2015

Registration No. 333-204847

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUE BUFFALO PET PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2047	46-0552933
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11 River Road

Wilton, CT 06897

(203) 762-9751

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael Nathenson

Chief Financial Officer

Blue Buffalo Pet Products, Inc.

11 River Road

Wilton, CT 06897

(203) 762-9751

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Kenneth B. Wallach, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Kirk A. Davenport II, Esq. Jason M. Licht, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer		☐	Accelerated filer
☒	Non-accelerated filer	(Do not check if a smaller reporting company)	☐	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	33,942,220	$18.00	$610,959,960	$70,994

(1)	Includes 4,422,559 shares of common stock to be sold upon exercise of the underwriters’ over-allotment option to purchase additional shares.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE:

This Amendment No. 3 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing a revised Exhibit 5.1. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. The prospectus is unchanged and has been omitted.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibit Index

1.1**	Form of Underwriting Agreement

3.1**	Certificate of Incorporation of the Registrant

3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant

3.3**	Bylaws of the Registrant

3.4**	Form of Amended and Restated Bylaws of the Registrant

5.1	Opinion of Simpson Thacher & Bartlett LLP

10.1**	Amended and Restated Investor Rights Agreement, dated January 21, 2015, by and among the Registrant, certain stockholders party thereto and Invus, L.P.

10.2**	Form of Director and Officer Indemnification Agreement

10.3†**	Offer Letter, dated September 12, 2012, between Michael Nathenson and Blue Buffalo

10.4†**	Offer Letter, dated October 1, 2012, between Kurt T. Schmidt and Blue Buffalo

10.5†**	Amended and Restated 2012 Stock Purchase and Option Plan of Blue Buffalo Pet Products, Inc.

10.6†**	Form of 2012 Stock Purchase and Option Plan of Blue Buffalo Pet Products, Inc. Incentive Stock Option Agreement

10.7†**	Blue Buffalo Pet Products, Inc. 2015 Omnibus Incentive Plan

10.8†**	Form of Option Agreement under the Blue Buffalo Pet Products, Inc. 2015 Omnibus Incentive Plan

10.9†**	Form of Restricted Stock Unit Agreement under the Blue Buffalo Pet Products, Inc. 2015 Omnibus Incentive Plan

10.10†**	Form of Restricted Stock Agreement under the Blue Buffalo Pet Products, Inc. 2015 Omnibus Incentive Plan

10.11†**	Form of Confidentiality, Intellectual Property Ownership and Non-Competition Agreement

10.12**	Credit Agreement dated August 8, 2012 among Blue Pet Products, Inc., Blue Buffalo Company, Ltd., the lenders party thereto and Citibank, N.A., as administrative agent, swingline lender and an issuing bank, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and joint bookrunners, and Morgan Stanley Senior Funding, Inc., as syndication agent

10.13**	Collateral Agreement dated August 8, 2012 among Blue Pet Products, Inc., Blue Buffalo Company, Ltd., the other grantors party thereto and Citibank, N.A., as administrative agent

10.14**	Guarantee Agreement dated August 8, 2012 among Blue Pet Products, Inc., the subsidiary guarantors identified therein and Citibank, N.A., as administrative agent

10.15**	Amendment Agreement No. 1 dated December 6, 2012 among Blue Pet Products, Inc., Blue Buffalo Company, Ltd., the other loan parties party thereto, the existing lenders, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and the initial Incremental Term B-1 Lenders

II-1

10.16**	Amendment Agreement No. 2 dated February 15, 2013 among Blue Pet Products, Inc., Blue Buffalo Company, Ltd., the other loan parties party thereto, the existing lenders, Citibank, N.A., as administrative agent, and the initial Additional Term B-2 Lenders

10.17**	Amendment Agreement No. 3 dated February 15, 2013 among Blue Pet Products, Inc., Blue Buffalo Company, Ltd., the other loan parties party thereto, the revolving lenders and Citibank, N.A., as administrative agent

10.18**	Amendment Agreement No. 4 dated December 9, 2013 among Blue Pet Products, Inc., Blue Buffalo Company, Ltd., the other loan parties party thereto, the existing lenders and Citibank, N.A., as administrative agent

21.1**	List of Subsidiaries

23.1**	Consent of KPMG LLP

23.2	Consent of Simpson Thacher & Bartlett LLP (included in exhibit 5.1)

24.1**	Power of Attorney

*	To be filed by amendment.
**	Previously filed.
†	Identifies exhibits that consist of a management contract or compensatory plan or arrangement.

(b)	Financial Statement Schedule

All schedules are omitted because the required information is either not present, not present in material amounts or presented within our audited consolidated financial statements included elsewhere in this prospectus and are incorporated herein by reference.

ITEM 17. UNDERTAKINGS

(1)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(2)	The undersigned Registrant hereby undertakes that:

(A)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Wilton, State of Connecticut, on the 15th day of July, 2015.

Blue Buffalo Pet Products, Inc.

By:	/s/ Kurt Schmidt
	Name:	Kurt Schmidt
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated on the 15th day of July, 2015.

Signature	Title

* Kurt Schmidt	Chief Executive Officer and Director (Principal Executive Officer)

* William W. Bishop, Jr.	President and Chief Operating Officer

* Michael Nathenson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Finance and Accounting Officer)

* William Bishop	Chairman and Director

* Raymond Debbane	Director

* Philippe Amouyal	Director

* Evren Bilimer	Director

* Aflalo Guimaraes	Director

* Michael A. Eck	Director

* Frances Frei	Director

* Amy Schulman	Director

*By:	/s/ Richard MacLean
Name: Richard MacLean
Title: Attorney In Fact